Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mapi-Pharma Ltd.

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel Aviv, Israel
March 26, 2014